Exhibit 99.1

Winchester Bancorp, Inc.

Announces Results for the Quarter Ended September 30, 2026

Investor Contact

John A. Carroll

President and Chief Executive Officer

IR@WinchesterSavings.com

(781) 729-2130

WINCHESTER, MA, October 28, 2026 - Winchester Bancorp, Inc. (the "Company"), the holding company for Winchester Savings Bank (the "Bank"), today announced its financial results for the quarter ended September 30, 2026, the first quarter of the six-month transition period ending December 31, 2026. The Company reported net income of $1.3 million, or $0.14 per common share, as compared to net income of $1.2 million for the quarter ended June 30, 2026, an increase of $29,000 in net income. Net income for the quarter ended September 30, 2025, was $1.0 million, making the year over year increase $306,000.

“We continue to build on the momentum we established in our first year as a public company,” said John A. Carroll, President and Chief Executive Officer. “Deposit growth continued to lead the way, increasing $53.4 million, or 6.6%, during the quarter, which allowed us to fund net loan growth of $37.9 million, or 4.4%. Total assets grew $44.9 million, or 4.1%, to $1.14 billion. Profitability also continued to improve, with net interest margin expanding to 2.67% from 2.49% and our efficiency ratio improving to 73.1% from 82.8%, both compared to the three months ended September 30, 2025. We remain focused on disciplined growth and on continuing to build value for our shareholders”, Carroll added.

BALANCE SHEET

Total assets were $1.14 billion at September 30, 2026, representing an increase of $45.3 million, or 4.1%, from June 30, 2026.

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Cash and cash equivalents were $63.2 million, reflecting an increase of $3.1 million, or 5.2%, from June 30, 2026.
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Net loans were $908.7 million, representing an increase of $37.9 million, or 4.4%, from June 30, 2026, as we continued to experience strong loan demand. The main driver of the new growth was in our construction and residential portfolios, which increased $21.9 million, or 18.8%, and $14.1 million, or 3.5%, respectively, since June 30, 2026.
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Investment securities totaled $123.2 million, representing a decrease of $1.8 million, or 1.5%, from June 30, 2026, due to matured mortgage backed securities.
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Deposits totaled $862.7 million, representing an increase of $53.4 million, or 6.6%, since June 30, 2026. The increase in deposits was a result of growth of $33.6 million in municipal customer deposits. As a result of the increase in municipal deposits, money market accounts increased $20.2 million. Certificates of deposit and demand deposit accounts increased $29.8 million and $5.5 million, respectively, while savings accounts decreased $2.1 million.
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Federal Home Loan Bank borrowings totaled $149.9 million, representing a decrease of $8.2 million, or 5.2%, from $158.2 million at June 30, 2026.
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Stockholders’ equity was $119.6 million, representing a decrease of $886,000, or 0.7% from $120.5 million at June 30, 2026. The decrease was driven by an increase in comprehensive loss of $2.2 million due to higher unrealized losses on the available for sale portfolio, partially offset by net income of $1.3 million for the quarter ended September 30, 2026.

NET INTEREST INCOME

Net interest income was $7.2 million for the quarter ended September 30, 2026, compared to $5.7 million for the quarter ended September 30, 2025, representing an increase of $1.4 million, or 25.2%. Net interest margin expanded by 18 basis points to 2.67% for the quarter ended September 30, 2026 compared to 2.49% for the quarter ended September 30, 2025.

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The increase in interest income during the quarter ended September 30, 2026, was primarily attributable to the increase in the average balance of loans and investment securities.
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The increase in interest expense during the year was primarily attributable to higher average interest-bearing deposit balances, partially offset by lower average rates paid on those deposits, lower average borrowings, and reduced borrowing rates.

NON-INTEREST INCOME

Non-interest income was $498,000 for the quarter ended September 30, 2026, compared to $52,000 for the quarter ended September 30, 2025. Non-interest income for the quarter ended September 30, 2025 includes a one-time loss on the available for sale securities.

NON-INTEREST EXPENSE

Non-interest expense was $5.6 million for the quarter ended September 30, 2026, representing an increase of $821,000, or 17.1%, from the quarter ended September 30, 2025 due to increases in salaries and employee benefits, marketing and data processing expense and general and administrative expenses.

ASSET QUALITY

Asset quality remains strong. The allowance for credit losses on loans in total and as a percentage of total gross loans as of September 30, 2026 was $5.1 million and 0.56%, compared to $4.4 million and 0.55% as of September 30, 2025.

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During the quarter ended September 30, 2026, the Company recorded no charge offs compared to net charge offs of $270,000 for the quarter ended September 30, 2025.
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Non-performing assets totaled $1.9 million, or 0.17% of total assets, as of September 30, 2026, compared to $1.9 million, or 0.19% of total assets, as of September 30, 2025.

ABOUT WINCHESTER BANCORP, INC.

Winchester Bancorp, Inc. is the mid-tier holding company of Winchester Savings Bank and is the majority owned subsidiary of Winchester Bancorp, MHC. Winchester Savings Bank's mission is to operate and grow a profitable community-oriented financial institution that is dedicated to meeting the banking needs of individuals and small businesses in the communities in which it operates.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company may also make forward-looking statements in other documents it files with the Securities and Exchange Commission ("SEC"), in our annual reports to shareholders, in press releases and other written materials, and in oral statements made by our officers, directors or employees. You can identify forward looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “outlook,” “will,” “should,” and other expressions that predict or indicate future events and trends and which do not relate to historical matters, including statements regarding the Company’s business, credit quality, financial condition, liquidity and results of operations. Forward-looking statements may differ, possibly materially, from what is included in this press release due to factors and future developments that are uncertain and beyond the scope of the Company’s control. These include, but are not limited to, changes in interest rates; general economic conditions (including the impact of ongoing armed conflicts, tariffs, inflation, and concerns about liquidity) on a national basis or in the local markets in which the Company operates; ongoing turbulence in the capital and debt markets; competitive pressures from other financial institutions; changes in consumer behavior due to changing political, business and economic conditions, or legislative or regulatory initiatives; increases in loan and lease default and charge-off rates; the adequacy of allowances for loan and lease losses; decreases in deposit levels that necessitate increases in borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters, and future pandemics; changes in regulation; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions and adverse economic developments; and changes in assumptions used in making such forward-looking statements. Forward-looking statements involve risks and uncertainties which are difficult to predict. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among others, the risks outlined in the Company’s Annual Report on Form 10-K, as updated by its Quarterly Reports on Form 10-Q and other filings submitted to the SEC. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Winchester Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets (unaudited)

(Dollars in thousands, except share and per share data)

	September 30,	June 30,
	2026	2026
Assets
Cash and due from banks	$1,370	$1,283
Interest-bearing deposits	61,803	58,764
Total cash and cash equivalents	63,173	60,047
Securities available for sale, at fair value (amortized cost of $69,834 at September 30, 2026 and $69,620 at June 30, 2026)	66,144	68,776
Securities held to maturity, at amortized cost	57,013	56,228
Federal Home Loan Bank stock, at cost	6,312	6,791
Loans, net of allowance for credit losses of $5,133 at September 30, 2026 and $4,783 at June 30, 2026	908,696	870,773
Bank owned life insurance	16,549	11,397
Premises and equipment, net	5,799	5,590
Accrued interest receivable	3,818	4,034
Net deferred tax asset	1,726	1,092
Other assets	11,956	11,208
	$1,141,186	$1,095,936
Liabilities and stockholders' equity
Non-interest-bearing deposits	$63,372	$63,168
Interest-bearing deposits	799,280	746,068
Federal Home Loan Bank advances	149,923	158,158
Mortgagors’ escrow accounts	2,125	1,809
Accrued expenses and other liabilities	6,859	6,220
Total liabilities	1,021,559	975,423
Commitments and contingencies
Preferred stock, $.01 par value, 5,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 9,295,376 issued and outstanding as of September 30, 2026 and June 30, 2026	93	93
Additional paid-in capital	39,599	39,586
Unearned compensation (ESOP)	(3,108)	(3,151)
Retained earnings	86,409	85,141
Accumulated other comprehensive loss	(3,366)	(1,156)
Total stockholders' equity	119,627	120,513
Total liabilities and stockholders' equity	$1,141,186	$1,095,936

Winchester Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

(Dollars in thousands, except share and per share data)

	Three months ended
	September 30,
	2026	2025
	(In thousands, except share data)
Interest and dividend income:
Interest and fees on loans	$12,440	$10,402
Interest and dividends on securities	1,254	1,113
Interest on federal funds sold and other interest-bearing deposits	489	422
Total interest and dividend income	14,183	11,937
Interest expense:
Interest on deposits	5,708	4,670
Interest on Federal Home Loan Bank advances	1,287	1,526
Total interest expense	6,995	6,196
Net interest income	7,188	5,741
Provision (benefit) for credit losses	415	(320)
Net interest income, after provision (benefit) for credit losses	6,773	6,061
Non-interest income:
Customer service fees	229	191
Income on bank owned life insurance	152	119
Loss on available for sale securities, net	—	(317)
Miscellaneous	117	59
Total non-interest income	498	52
Non-interest expense:
Salaries and employee benefits	3,147	2,697
Occupancy and equipment, net	420	396
Data processing	480	408
Deposit insurance	195	210
Marketing and advertising	266	184
Other general and administrative	1,108	900
Total non-interest expense	5,616	4,795
Income before income taxes	1,655	1,318
Provision for income taxes	387	356
Net income	$1,268	$962
Share Data:
Average common shares outstanding, basic and diluted	8,981,699	8,964,893
Basic and diluted net income per share	$0.14	$0.11

Winchester Bancorp, Inc. and Subsidiaries

Average Balances and Yields (unaudited)

	For the Three Months Ended September 30,
	2026			2025
	Average Outstanding Balance	Interest	Average Yield/Rate (1)	Average Outstanding Balance	Interest	Average Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$899,041	$12,440	5.53%	$775,015	$10,402	5.37%
Securities	126,051	1,254	3.98%	109,870	1,113	4.05%
Federal funds sold and other interest-bearing deposits	49,879	489	3.92%	36,551	422	4.62%
Total interest-earning assets	1,074,971	14,183	5.28%	921,436	11,937	5.18%
Non-interest-earning assets	49,676			43,149
Allowance for credit losses on loans	(4,867)			(4,180)
Total assets	$1,119,780			$960,405
Interest-bearing liabilities:
NOW and demand deposits	$53,356	17	0.13%	$55,599	4	0.03%
Savings accounts	147,594	751	2.04%	159,587	916	2.30%
Money market accounts	270,955	2,177	3.21%	133,819	1,102	3.29%
Certificates of deposit	311,505	2,763	3.55%	280,536	2,648	3.78%
Total interest-bearing deposits	783,410	5,708	2.91%	629,541	4,670	2.97%
Borrowings	131,675	1,287	3.91%	141,294	1,526	4.32%
Total interest-bearing liabilities	915,085	6,995	3.06%	770,835	6,196	3.22%
Non-interest bearing demand accounts	71,290			62,528
Other non-interest-bearing liabilities	11,692			11,018
Total liabilities	998,067			844,381
Stockholders' equity	121,713			116,024
Total liabilities and stockholders' equity	$1,119,780			$960,405
Net interest income		$7,188			$5,741
Net interest rate spread (2)			2.22%			1.96%
Net interest-earning assets (3)	$159,886			$150,601
Net interest margin (4)			2.67%			2.49%
Average interest-earning assets to average interest-bearing liabilities	117.47%			119.54%

(1) Annualized.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

Winchester Bancorp, Inc. and Subsidiaries

Selected Financial Highlights (unaudited)

(Dollars in thousands, except share and per share data)

	For the three months ended
	September 30,
	2026	2025
Earnings Data
Net interest income	$7,188	$5,741
Non-interest income	498	52
Total net interest income and non-interest income	7,686	5,793
Provision (benefit) for credit losses	415	(320)
Non-interest expense	5,616	4,795
Pre-tax income	1,655	1,318
Net income	1,268	962

Per share Data
Basic and diluted earnings per share	$0.14	$0.11
Book value per share	$13.00	$12.59

Earnings
Return on average assets	0.45%	0.40%
Return on average stockholders' equity	4.17%	3.32%
Net interest margin	2.67%	2.49%
Cost of deposits	2.91%	2.97%
Efficiency ratio	73.07%	82.77%

Balance Sheet
Total assets	$1,141,186	$1,005,212
Loans, net	$908,696	$793,184
Total stockholders' equity	$119,627	$116,992

Asset quality
Allowance for credit losses (ACL)	$5,133	$4,356
ACL/Total loans	0.56%	0.55%
ACL/Total nonperforming loans (NPLs)	270.02%	224.67%
Net charge-offs/average total loans	—	(0.03)%
Capital Ratios
Stockholders' equity/total assets	10.48%	11.64%